UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):      February 23, 2022

JAMES RIVER GROUP HOLDINGS, LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-36777	98-0585280
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Wellesley House, 2nd Floor, 90 Pitts Bay Road, Pembroke HM08, Bermuda

(Address of principal executive offices)

(Zip Code)

(441) 278-4580

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, par value $0.0002 per share	JRVR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Investment Agreement and Certificate of Designations

On February 24, 2022, James River Group Holdings, Ltd., a Bermuda exempted company (the “Company”), entered into an Investment Agreement (the “Investment Agreement”) with GPC Partners Investments (Thames) LP (the “Investor”), an affiliate of Gallatin Point Capital LLC, relating to the issuance and sale of 150,000 of the Company’s Series A Perpetual Cumulative Convertible Preferred Shares, par value $0.00125 per share (the “Series A Preferred Shares”), for an aggregate purchase price of $150 million, or $1,000 per share, in a private placement (the “Issuance”). The closing of the transaction (the “Closing”) is expected to occur on March 1, 2022 (the “Closing Date”).

Designation of Series A Preferred Shares; Liquidation

The Series A Preferred Shares will rank senior to the Company’s common shares, par value $0.0002 per share (the “Common Shares”), with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. The Series A Preferred Shares will have a liquidation preference of $1,000 per share (the “Liquidation Preference”). Upon any liquidation, dissolution or winding up of the affairs of the Company, the holders of Series A Preferred Shares will receive the greater of the Liquidation Preference plus accrued and unpaid dividends (“Accrued Dividends”), or the amount they would have received if they had converted all of their Series A Preferred Shares to Common Shares immediately before such liquidation, dissolution or winding up.

Dividends

Holders of the Series A Preferred Shares will be entitled to a dividend (the “Dividend”) at the initial rate of 7% per annum of the Liquidation Preference, payable in cash, in-kind in Common Shares or in Series A Preferred Shares, at the Company’s election, as set forth in the Certificate of Designations designating the Series A Preferred Shares (the “Certificate of Designations”). On the five-year anniversary of the Closing Date, and each five-year anniversary thereafter, the Dividend rate will reset to a rate equal to the five-year U.S. treasury rate (calculated as set forth in the Certificate of Designations) plus 5.2%. Dividends will accrue quarterly and will be payable on March 31, June 30, September 30 and December 31 of each year, commencing June 30, 2022.

Conversion Rights

The Series A Preferred Shares will be convertible at the option of the holders thereof at any time into Common Shares at an initial conversion price of 127.5% of the lower of (i) average of the daily VWAP of the Company’s Common Shares (as defined in the Certificate of Designations) during the five (5) trading days immediately preceding the public announcement of the Company’s results for the fourth quarter of 2021, and (ii) average of the daily VWAP of the Company’s Common Shares during the five (5) trading days immediately following the public announcement of the Company’s financial results for the fourth quarter of 2021, in either case rounded to four decimal places. The conversion price will be subject to customary anti-dilution adjustments, including cash dividends on the Common Shares above specified levels, as well as certain adjustments in case of adverse reserve developments.

Unless and until the Company obtains the shareholder approval required by Nasdaq Listing Standard Rule 5635 with respect to the issuance of Common Shares upon conversion of the Series A Preferred Shares in excess of the limitations imposed by such rule, if such rule is applicable, no Common Shares will be issued or delivered upon conversion of any Series A Preferred Share, and no Series A Preferred Share will be convertible, in each case to the extent, and only to the extent, that such issuance, delivery, conversion or convertibility would result in the holders of the Series A Preferred Shares in the aggregate beneficially owning in excess of nineteen and nine-tenths percent (19.9%) of the number of Common Shares then outstanding or the total voting power of the Company’s then-outstanding voting securities.

Mandatory Conversion by the Company

At any time on or after the two year anniversary of the Closing Date, if the VWAP per Common Share is greater than 130% of the then-applicable conversion price for at least twenty (20) consecutive trading days, the Company will be able to elect to convert (a “Mandatory Conversion”) all of the outstanding Series A Preferred Shares into Common Shares. In the case of a Mandatory Conversion, each Series A Preferred Share then outstanding will be converted into (i) the number of Common Shares equal to the quotient of (A) the sum of the Liquidation Preference and the Accrued Dividends with respect to such Series A Preferred Share to be converted divided by (B) the conversion price of such share in effect as of the date of the Mandatory Conversion plus (ii) cash in lieu of fractional shares.

Upon any Mandatory Conversion on or before the five-year anniversary of the Closing Date, all Dividends that would have accrued from the date of the Mandatory Conversion to the later of the five-year anniversary of the Closing Date or the last day of the eighth quarter following the date of the Mandatory Conversion, the last eight quarters of which will be discounted to present value using a discount rate of 3.5% per annum, and will be immediately payable in Common Shares, valued at the average of the daily VWAP of the Company’s Common Shares during the five (5) trading days immediately preceding the Mandatory Conversion.

Repurchase Upon Fundamental Change

Upon the occurrence of a Fundamental Change (as defined in the Certificate of Designations), each holder of outstanding Series A Preferred Shares will be permitted to, at its election, (i) effective as of immediately prior to the Fundamental Change, convert all or a portion of its Series A Preferred Shares into Common Shares, or (ii) require the Company to repurchase any or all of such holder’s Series A Preferred Shares at a purchase price per Series A Preferred Share equal to the Liquidation Preference of such Series A Preferred Share plus Accrued Dividends. The repurchase price will be payable in cash.

Voting & Consent Rights

Holders of the Series A Preferred Shares will be entitled to vote with the holders of the Common Shares on an as-converted basis. Holders of the Series A Preferred Shares will be entitled to a separate class vote with respect to amendments to the Company’s organizational documents that have an adverse effect on the Series A Preferred Shares, authorizations or issuances by the Company of securities that are senior to or pari passu with the Series A Preferred Shares, increases or decreases in the number of authorized Series A Preferred Shares, or the issuance of any additional Series A Preferred Shares other than in payment of Dividends on the outstanding Series A Preferred Shares.

In no event will the Series A Preferred Shares held by the Investor, together with any Common Shares received on conversion of Series A Preferred Shares or as Dividends with respect to Series A Preferred Shares, be entitled to vote in excess of 9.9% of the aggregate voting power of the then-outstanding Common Shares on an as converted basis or of the outstanding voting securities of the Company. Upon a transfer of Series A Preferred Shares to an unaffiliated third party, the voting limitation will cease to apply unless the third party transferee affirmatively elects to be limited in the same manner as the transferor. The Investor and any transferees will also be subject to the voting limitations imposed on all U.S. persons contained in our bye-laws to the extent such restrictions are applicable.

Unless and until the Company obtains the shareholder approval required by Nasdaq Listing Standard Rule 5635 with respect to the issuance of Common Shares upon conversion of the Series A Preferred Shares, if such rule is applicable, no Common Shares will be issued or delivered upon conversion of the Series A Preferred Shares to the extent, and only to the extent, that such issuance or delivery would result in the holder of Series A Preferred Shares beneficially owning in the aggregate in excess of nineteen and nine-tenths percent (19.9%) of the number of Common Shares then outstanding or of the total voting power of the Company’s then-outstanding voting securities.

Governance Rights

Until the Investor and its Permitted Transferees (as defined in the Investment Agreement) no longer beneficially own Series A Preferred Shares and/or Common Shares issued or issuable upon conversion of such Series A Preferred Shares that represent in the aggregate at least 50% of the number of Common Shares beneficially owned by the Investor, on an as-converted basis, as of the Closing Date, the Investor will be entitled to designate one individual (the “Series A Designee”) to the Company’s Board of Directors (the “Board”). The Investor has designated Matthew Botein as the Series A Designee, and, accordingly, the Board approved the appointment of Mr. Botein to serve as a Class I director with a term expiring at the 2024 annual meeting of the Company’s shareholders, effective following receipt of any necessary regulatory approvals. Until applicable regulatory approvals are obtained, Mr. Botein will have board observer status. In connection with his appointment to the Board, the Board determined that Mr. Botein qualifies as an independent director under applicable Nasdaq listing rules.

Upon the expiration of each term in office of the Series A Designee, the Investor will have the right to designate a Series A Designee to be included in the Board’s nominees for election at the Company’s annual general meeting of shareholders.

Credit Agreements

In connection with the Issuance, the Company and its senior creditors entered into amendments to the Company’s senior credit agreements in order to enable the Issuance to take place.

Standstill

Until the three-year anniversary of the Closing Date, the Investor, its Permitted Transferees and their Affiliates will be subject to certain standstill restrictions pursuant to which such parties will be restricted, among other things and subject to certain customary exceptions, from (1) acquiring more than 1% of the Company’s outstanding Common Shares or securities exchangeable for or convertible into Common Shares or 5% of any tranche of any debt securities; (2) making, participating in or encouraging any proxy solicitation or submitting any shareholder proposal to the Company; (3) publicly proposing any change of control or other material transaction involving the Company; (4) seeking representation on the Board (beyond the representation provided for above); (5) seeking to control or influence the management, board of directors or business of the Company; (6) publicly making disparaging comments about the Company or its Board or management or strategy, operations, financial results or any transactions involving the Company or any of its subsidiaries; (7) supporting or encouraging, or entering into any agreements with any person in doing any of the foregoing, or (8) taking any action that would require the Company to make a public announcement regarding the possibility of a transaction or any of the foregoing.

The Investor has further agreed that for so long as the Investor has the right to designate a director to the Board, the Investor and its Permitted Transferees (the “Investor Parties”) will vote (i) in favor of each director nominated by the Board, (ii) against any shareholder nominations that have not been approved by the Board, (iii) in favor of the Company’s “say-on-pay” proposal and any other equity compensation proposal approved by the Compensation Committee of the Board and (iv) in favor of the ratification of the appointment of the Company’s independent registered public accounting firm. The parties have agreed that this provision will not obligate the Investor Parties to vote in any particular manner with respect to any merger, business combination transaction or sale of substantially all assets involving the Company.

Transfer and Conversion Restrictions; Registration Rights

Except as described below, prior to the two-year anniversary of the Closing Date, the Investor Parties will be restricted from transferring Series A Preferred Shares (including the Common Shares issuable upon conversion of the Series A Preferred Shares). Exceptions include, among others: (i) transfers to affiliates, (ii) transfers to the Company or any of its subsidiaries, (iii) transfers in connection with a bona fide loan or financial arrangement, and (iv) transfers in connection with certain merger and acquisition events or tender offer approved by the Board. In no event may the Investor Parties transfer Series A Preferred Shares or Common Shares issuable upon conversion of the Series A Preferred Shares to any activist shareholder or competitor, as those terms are defined in the Investment Agreement, or person that would be a 5% shareholder of the Company after giving effect to such transfer.

Holders of Series A Preferred Shares and Common Shares issuable upon conversion of Series A Preferred Shares will have certain customary registration rights with respect to such shares of Series A Preferred Shares and Common Shares issuable upon conversion of Series A Preferred Shares pursuant to the terms of the Registration Rights Agreement described below.

The foregoing descriptions of the Investment Agreement and the Certificate of Designations do not purport to be complete and are subject to, and qualified in their entirety by, the full text of such documents. The Investment Agreement (including the form of Certificate of Designations which is Exhibit A to the Investment Agreement) is filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Form 8-K”), and is incorporated herein by reference.

The Investment Agreement has been filed with this Form 8-K to provide investors and securityholders with information regarding its terms and conditions. It is not intended to provide any other information about the Investor or the Company. The Investment Agreement contains representations, warranties, and covenants of the parties thereto made to and solely for the benefit of each other, and such representations, warranties, and covenants may be subject to materiality and other qualifiers applicable to the contracting parties that differ from those that may be viewed as material to investors. The assertions embodied in those representations, warranties, and covenants are qualified by information in a confidential disclosure letter that the Company delivered in connection with the execution of the Investment Agreement and were made as of the date of the Investment Agreement and will be made as of the Closing, except those made as of a specified date. Accordingly, investors and securityholders should not rely on the representations, warranties, and covenants as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the Investment Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

This Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Registration Rights Agreement

On the Closing Date, in connection with the Issuance, the Company and the Investor will enter into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Company has agreed to provide to the Investor certain customary registration rights with respect to the Common Shares issuable upon any conversion of the Series A Preferred Shares. In addition, the Company has agreed to customary indemnification provisions relating to indemnification for any material misstatements or omissions by the Company in connection with the registration of the Investor’s Common Shares and/or Series A Preferred Shares.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the form of the Registration Rights Agreement, which is included as Exhibit B to the Investment Agreement, filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Loss Portfolio Transfer Retrocession Agreement

On February 23, 2022, JRG Reinsurance Company Ltd. (“JRG Re”), the Company’s property/casualty reinsurance subsidiary, entered into a Loss Portfolio Transfer Retrocession Agreement (the “LPT Agreement”) with Fortitude Reinsurance Company Ltd. (“FRL”). The LPT Agreement will close upon receipt of regulatory approval by FRL and satisfaction of other customary closing conditions (the date on which all closing conditions are satisfied, the “LPT Closing Date”).

Pursuant to the LPT Agreement, at closing JRG Re will (a) cede to FRL all existing and future claims for losses arising under certain casualty reinsurance agreements with underlying insurance companies with treaty inception dates ranging from 2011 to 2020 (the “Subject Business”), in each case net of third-party reinsurance and other recoveries, up to an aggregate limit of $400 million; (b) continue to manage and retain the benefit of other third-party reinsurance on the Subject Business; (c) pay FRL a reinsurance premium of $335 million, $310 million of which JRG Re will credit to a notional funds withheld account (the “Funds Withheld Account”) and $25 million of which JRG Re will pay in cash to FRL; and (d) pay FRL a 2% per annum crediting rate on the Funds Withheld Account balance on a quarterly basis. The total premium, initial Funds Withheld Account credit, and aggregate limit will be adjusted for claims paid from October 1, 2021 to the LPT Closing Date.

The foregoing description of the LPT Agreement is qualified in its entirety by reference to the full text of the LPT Agreement, which is filed as Exhibit 10.2 to this Form 8-K and is incorporated herein by reference.

On February 28, 2022, the Company issued a press release announcing the closing of the transactions contemplated by the Investment Agreement and the issuance of the Series A Preferred Shares, and the entry into the LPT Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

Item 2.02	Results of Operations and Financial Condition.

On February 28, 2022, the Company issued a press release announcing its financial results for the quarter and fiscal year ended December 31, 2021. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

The information in this Item 2.02 and in Exhibit 99.1 furnished herewith relating thereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act unless specifically stated by the Company.

Item 3.02	Unregistered Sales of Equity Securities.

The information related to the issuance and sale of Series A Preferred Shares contained in Item 1.01 of this Form 8-K is incorporated herein by reference.

As described in Item 1.01, pursuant to the terms of the Investment Agreement, the Company will issue 150,000 Series A Preferred Shares to the Investor on the Closing Date. This issuance and sale is exempt from registration under the Securities Act, pursuant to Section 4(a)(2) of the Securities Act. The investors represented to the Company that they are “accredited investors” as defined in Rule 501 of the Securities Act and that the Series A Preferred Shares are being acquired for investment purposes and not with a view to, or for sale in connection with, any distribution thereof, and appropriate legends will be affixed to any certificates or coded on book-entry accounts evidencing the Series A Preferred Shares or the Common Shares issued in connection with any future conversion of the Series A Preferred Shares.

Item 3.03	Material Modification to Rights of Security Holders.

The information contained in Item 1.01 with respect to the Investment Agreement, and the forms of Certificate of Designations and Registration Rights Agreement included as exhibits to the Investment Agreement, is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As described in Item 1.01 of this Form 8-K, under the terms of the Investment Agreement, the Investor has the right to designate one member of the Board at the Closing. The Investor has designated Matthew Botein as the Series A Designee and, accordingly, the Board approved the appointment of Mr. Botein to serve as a Class I director with a term expiring at the 2024 annual meeting of the Company’s shareholders, effective following receipt of any necessary regulatory approvals. Until applicable regulatory approvals are obtained, Mr. Botein will have board observer status. In connection with his appointment to the Board, the Board determined that Mr. Botein qualifies as an independent director under applicable Nasdaq listing rules.

Item 5.03	Amendments to Articles of Incorporation or Bylaws.

The information contained in Item 1.01 with respect to the Certificate of Designations and the designation, powers and preferences, rights, qualifications, limitations and restrictions of the Series A Preferred Shares is incorporated herein by reference.

Item 7.01	Regulation FD.

The Company is furnishing a copy of its Strategic Actions Frequently Asked Questions dated February 28, 2022 (the “Investor Presentation”) as Exhibit 99.2 to this Form 8-K. The Investor Presentation will be posted on the Investor Relations Portion of the Company’s website.

The information provided pursuant to this Item 7.01, including Exhibit 99.2 in Item 9.01, is “furnished” and shall not be deemed to be “filed” with the Securities and Exchange Commission or incorporated by reference in any filing under the Exchange Act or the Securities Act, except as shall be expressly set forth by specific reference in any such filings.

Item 8.01	Other Events.

On February 28, 2022, the Company announced that the Board declared a cash dividend of $0.05 per common share of the Company to be paid on March 31, 2022 to shareholders of record on March 14, 2022.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits

The following Exhibits are furnished as a part of this Form 8-K:

Exhibit No.	Description

10.1	Investment Agreement, dated February 24, 2022, by and between James River Group Holdings, Ltd. and GPC Partners Investments (Thames) LP
10.2*	Loss Portfolio Transfer Retrocession Agreement entered into on February 23, 2022 by and between JRG Reinsurance Company Ltd. and Fortitude Reinsurance Company Ltd.
99.1	Press Release dated February 28, 2022
99.2	Investor Presentation
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Pursuant to Item 601(a)(5) of Regulation S-K, the Schedules to this Exhibit have been omitted. A copy of the omitted schedules will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMES RIVER GROUP HOLDINGS, LTD.

Dated: February 28, 2022	By:	/s/ Sarah C. Doran
Sarah C. Doran
Chief Financial Officer